EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-110368, 333-121395, and 333-167297) on Form S-8 of our report dated July 5, 2011, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of TC Global, Inc. for the year ended April 3, 2011.

/s/ Moss Adams LLP

Seattle, Washington

July 5, 2011